Exhibit 99.1

FOR IMMEDIATE RELEASE

CENTRAL VALLEY COMMUNITY BANCORP COMPLETES COMMUNITY WEST BANCSHARES

MERGER, ADOPTS NAME, ANNOUNCES BOARD AND EXECUTIVE REORGANIZATION

Fresno, CA…April 1, 2024…The Board of Directors of Central Valley Community Bancorp (Central Valley), the parent company of Central Valley Community Bank (CVCB), headquartered in Fresno, California, announced today the successful completion of the merger with Community West Bancshares (Community West), the parent company of Community West Bank (the Bank), headquartered in Goleta, California, effective April 1, 2024. Community West Bancshares merged with and into Central Valley Community Bancorp, and Community West Bank merged with and into Central Valley Community Bank, creating a combined company in an all-stock merger transaction.

Community West shareholders receive 0.79 shares of Central Valley common stock for each share of Community West common stock, while Central Valley assumes Community West’s outstanding stock options. Based on the March 28, 2024 closing price of Central Valley’s common stock of $19.89 per share, the value of the merger consideration is approximately $143 million.

As of the close of the transaction, the resulting company, with total assets of approximately $3.5 billion, retains the banking offices of both banks, adding Community West Bank’s seven full-service Banking Centers on the Central Coast to Central Valley Community Bank’s 20 full-service Banking Centers located throughout the Greater Sacramento and San Joaquin Valley regions. Central Valley Community Bancorp assumes the name Community West Bancshares and its NASDAQ ticker symbol (CWBC), and Central Valley Community Bank assumes the name Community West Bank to reflect the combined company’s expanded territory. The resulting company’s Board of Directors consists of 15 directors: nine from Central Valley and six from Community West.

The Community West merger is the sixth for the resulting company, which previously acquired Folsom Lake Bank (2017), Sierra Vista Bank (2016), Visalia Community Bank (2013), Service 1st Bank (2008) and Bank of Madera County (2005).

James J. Kim is the CEO of the combined company and President and CEO of the Bank. Daniel J. Doyle is the Chairman of the Board of the resulting company, serving with Robert H. Bartlein, Vice Chairman, and Martin E. Plourd, President and Director. The Board also welcomes the addition of Suzanne M. Chadwick, Thomas L. Dobyns, James W. Lokey and Kirk B. Stovesand. Retiring from the Central Valley Board of Directors effective April 1, 2024, are Gary D. Gall, Karen A. Musson and Louis C. McMurray, who has been named Director Emeritus.

“Our combined company represents decades of unwavering commitment to our communities,” said Doyle. “We are grateful for the steadfast stewardship of our retiring directors, and we are honored to welcome new directors whose strengths enhance our Board’s leadership.”

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Merger Completion – Page 2

Joining the Bank’s Executive Management Team via the merger are two well-respected industry executives: William “Bill” F. Filippin, Executive Vice President (EVP) and Regional Executive for the Coast region, and T. Joseph Stronks, EVP and Chief Risk Officer. Teresa Gilio, EVP and Chief Administrative Officer, will retire after 15 years with the Bank, effective October 1, 2024. She will lead the systems integration expected to be completed mid-August 2024.

To provide focused leadership in strategic areas of the expanded Bank, several members of existing executive management will reorganize. These include: Blaine C. Lauhon who will serve as EVP and Chief Administrative Officer, Jeffrey M. Martin who will serve as EVP and Chief Banking Officer and A. Ken Ramos who will serve as EVP and Regional Executive for the Greater Sacramento and San Joaquin Valley regions. Shannon Livingston, EVP and Chief Financial Officer, Patrick A. Luis, EVP and Chief Credit Officer, and Dawn Cagle, EVP and Chief Human Resources Officer, will continue in their current executive roles and leadership positions.

“On behalf of our Board and the entire team, we thank Teresa Gilio for her leadership and unwavering dedication,” said Kim. “The success of our growing Bank is driven by our dedicated banking professionals and guided by our seasoned Executive Management Team, which shares unparalleled commitment to our clients and community.”

About Community West Bancshares and Bank

Community West Bancshares (the ”Company”) (NASDAQ: CWBC) and its wholly owned subsidiary, Community West Bank (the “Bank”), are headquartered in Fresno, California. The Company was established in 1979 with the vision to help businesses and communities by exceeding expectations at every opportunity, and opened its first Banking Center on January 10, 1980. Today, the Bank operates 27 full-service Banking Centers throughout Central California from Sacramento in the north, throughout the San Joaquin Valley and west to the Coast.

Members of the Community West Bancshares and Community West Bank Board of Directors are: Daniel J. Doyle (Chairman), Robert H. Bartlein (Vice Chairman), James J. Kim (CEO) of the Company and (President and CEO) of the Bank, Martin E. Plourd (President) of the Company and (Director) of the Bank, Suzanne M. Chadwick, Daniel N. Cunningham, Tom L. Dobyns, F. T. “Tommy” Elliott IV, Robert J. Flautt, James W. Lokey, Andriana D. Majarian, Steven D. McDonald, Dorothea D. Silva, William S. Smittcamp and Kirk B. Stovesand. Louis C. McMurray is Director Emeritus.

More information about Community West Bancshares and Community West Bank can be found at www.cvcb.com. Also, follow the Company on LinkedIn, X and Facebook.

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Merger Completion – Page 3

Investor Contact	Media Contact
Shannon Livingston	Debbie Nalchajian-Cohen
Community West Bank,	P: 559.222.1322 or C: 559.281.1312
Formerly named Central Valley Community Bank
P: 916.235.4617

ATTACHMENTS

New logo reveal: Community West Bancshares and Community West Bank

Forward-Looking Statements – This press release contains certain forward-looking information about Central Valley, Community West and the combined company after the close of the merger and is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of Central Valley, Community West and the combined company. Central Valley and Community West caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by Central Valley and Community West with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to, the expected business expansion may be less successful than projected; the integration of each party’s management, personnel and operations may not be successfully achieved or may be materially delayed or may be more costly or difficult than expected; deposit attrition, customer or employee loss and/or revenue loss as a result of the announcement of the proposed merger, and expenses related to the proposed merger may be greater than expected; and other risk factors described in documents filed by Central Valley and Community West with the SEC. All forward-looking statements included in this press release are based on information available at the time of this press release. We are under no obligation to, and expressly disclaim any such obligation to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.